DIGITAL TURBINE, INC.
CASH BONUS AGREEMENT

This Cash Bonus Agreement, dated as of June 11, 2024, and is by and between Digital Turbine, Inc. (the “Company”) and Senthil Kanagaratnam (the “Participant”) (along with Exhibit A and the Additional Terms in Exhibit B, collectively, this “Agreement”).
General: As of the Approval Date set forth below, Participant is eligible to earn quarterly cash bonuses based on and subject to the terms set forth herein.
Participant: Senthil Kanagaratnam
Home Address:
Maximum Potential Bonus Amount: $240,000
Approval Date: May 24, 2024
Payment Schedule: As long as the Participant’s status as an employee and as the Chief Technology Officer of the Company does not terminate prior to each earn/payment date set forth on Exhibit A, Participant shall earn one-eighth (or $30,000) of the Maximum Potential Bonus Amount as of the specified earn/payment date on Exhibit A (each such payment hereunder shall be referred to as a “Quarterly Bonus Payment”). Each Quarterly Bonus Payment shall be earned and come due and payable on a quarterly basis until the second anniversary of the Approval Date as indicated in the schedule attached hereto as Exhibit A. If the Participant’s status as an employee or as the Chief Technology Officer terminates for any (or no) reason prior to the second anniversary of the Approval Date, the Participant shall not have earned and shall not be entitled to any payments hereunder that would have been paid after the date of such termination. Quarterly Bonus Payments will not be earned unless and until the Participant continues to serve as both an employee and the Chief Technology Officer of the Company as of each earn/payment date set forth opposite such Quarterly Bonus Payment on Exhibit A. For the avoidance of doubt, no portion of the Maximum Potential Bonus Amount or Quarterly Bonus Payment will be earned or otherwise become payable other than as set forth herein, whether as a result of a change in control of the Company or otherwise.
[Signature page follows]

By your signature and the signature of the Company’s representative below, you: (i) agree to the terms and conditions of this Agreement; (ii) represent that you have reviewed this Agreement in its entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) represent that you fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the decisions of the Company’s Compensation and Human Capital Management Committee (the “Compensation Committee”) regarding, and all interpretations of, this Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.
For Digital Turbine, Inc.:
By:
Name: Barrett Garrison
Title: Chief Financial Officer
Company Address: 110 San Antonio Street, Suite 160, Austin, Texas 78701

Participant:
By:
Name: Senthil Kanagaratnam

EXHIBIT A
PAYMENT SCHEDULE

Earn/Payment Date	Quarterly Bonus Payment
August 26, 2024	$30,000
November 25, 2024	$30,000
February 25, 2025	$30,000
May 27, 2025	$30,000
August 25, 2025	$30,000
November 24, 2025	$30,000
February 24, 2026	$30,000
May 26, 2026	$30,000
Total	$240,000

EXHIBIT B
ADDITIONAL TERMS

1.Payment Dates.
a.The maximum potential bonus payable to Participant under this Agreement equals the Maximum Potential Bonus Amount ($240,000), payable subject to the terms hereof.
b.Subject to Sections 1(c) and 1(d) hereof, the Company will pay the Participant the bonus amounts according to the payment schedule specified in Exhibit A above.
c.Upon termination of the Participant’s status as an employee or as the Chief Technology Officer of the Company for any (or no) reason, the Participant will not have earned and will no longer be entitled to any payments due or payable hereunder after the date of such termination. Any question as to whether and when there has been a termination of such status will be determined by the Compensation Committee in its sole discretion, and its determination will be final and binding on all parties.
d.The Participant will not have earned and is not entitled to any portion of the Maximum Potential Bonus Amount not yet due and payable as of the date of termination of the Participant’s status as an employee or as the Chief Technology Officer of the Company.
2.U.S. Tax Consequences.
a.The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
b.The Company is authorized to withhold or cause to be withheld from any bonus payment hereunder any tax required to be withheld under any federal, state or local tax laws and regulations.
c.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended the “Code”) and this Agreement should be interpreted in such a manner to comply with Section 409A of the Code.
d.The Participant hereby releases, acquits and forever discharges the Company from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of and the transactions contemplated by this Agreement.

3.General.
a.This Agreement shall be governed by and construed under the laws of the State of Delaware. This Agreement represents the entire agreement between the parties with respect to the Maximum Potential Bonus Amount.
b.Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, deposited with a reputable courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in this Agreement, or such other address as a party may request by notifying the other in writing.
c.The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.
d.The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
e.THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT ANY BONUS PAYMENTS HEREUNDER SHALL BE EARNED ONLY BY CONTINUING STATUS AS AN EMPLOYEE AND CHIEF TECHNOLOGY OFFICER OF THE COMPANY.
f.This Agreement shall not confer upon the Participant any right to be retained in any position, as an employee or officer of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s employment at any time.